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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement (Form SB-2) of our report dated February 21, 2000, with respect to the consolidated financial statements of Aquacell Technologies, Inc. and subsidiaries as of June 30, 1999 and for the years ended June 30, 1999 and 1998 and for the period from March 19, 1997 (inception) through June 30, 1999. We also consent to the reference to our firm under the captions "Experts" and "Selected Historical Consolidated Financial Data" in such Registration Statement.


Richard A. Eisner & Company, LLP

New York, New York
July 17, 2000